EXHIBIT 99.1

WSI Industries, Inc. Responds to Shareholder Letter

February 26, 2018 – Minneapolis, Minnesota – WSI Industries, Inc. (Nasdaq: WSCI) confirmed that on February 16, 2018 the WSI Board of Directors received a letter from DPW Holdings, Inc., a WSI shareholder. In that letter, DPW Holdings requests that the WSI Board of Directors grant DPW Holdings special exceptions from provisions of Minnesota law that protect WSI shareholders from coercive and abusive takeover tactics. DPW Holdings has stated its intention to conduct a tender offer for control of 50% of WSI’s shares.

On February 26, 2018, the WSI Board of Directors responded to DPW Holdings letter requesting information regarding DPW Holdings’ plans and proposals relating to WSI and its shareholders if DPW Holdings were successful in its tender offer for control of 50% of WSI’s shares. The WSI Board of Directors believes it cannot properly evaluate whether granting the requested special exceptions would be in the best interests of WSI shareholders without an understanding of DPW Holdings’ plans as a 50% shareholder. To view the WSI Board’s response letter, click here.

About WSI Industries, Inc.

WSI Industries, Inc. (Nasdaq: WSCI) is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, bioscience and the defense markets. For more information about WSI Industries, visit www.wsiindustries.com.

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For additional information:

Michael Pudil (President & CEO) or Paul D. Sheely (CFO)

(763) 295-9202